Exhibit 7

STOCK SALE INSTRUCTION

This instruction (this “Instruction”), dated as of [____], 202[1], is entered into by and between ConocoPhillips Company (“Client”) and [_______] (“Broker”).

WHEREAS, Client and Broker have entered into a letter agreement dated as of [___], 202[1] (the “Rule 144 Letter”) regarding Client’s sales of common shares, no par value (“Common Shares”), in Cenovus Energy Inc. (“Cenovus”) beneficially owned by Client pursuant to Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended; and

WHEREAS, Client would like to avail itself of Rule 10b5-l(c) (“Rule 10b5-1(c)”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with such sales of Common Shares and intends the procedures in this Instruction regarding such sales to be in compliance with Rule 10b5-l(c); and

WHEREAS, Client also intends this Instruction to constitute an “automatic plan” for purposes of Section 147(7)(c) of the Securities Act (Alberta), Section 175(2)(b) of the Regulations under the Securities Act (Ontario) and similar provisions of other applicable Canadian securities legislation (the “Canadian Automatic Plan Provisions”); and

WHEREAS, Client desires to appoint Broker to sell certain of the Common Shares beneficially owned by Client pursuant to this Instruction;

NOW, THEREFORE, Client and Broker hereby agree as follows:

1.                  Broker shall sell Common Shares on behalf of Client in accordance with this Instruction (including Exhibit A attached hereto), and Client appoints Broker as its agent to conduct such sales pursuant to this Instruction (including Exhibit A attached hereto) and the Rule 144 Letter, which is incorporated herein by reference. Broker shall sell Common Shares pursuant to this Instruction only on days on which the New York Stock Exchange (the “NYSE”) is open and the Common Shares trade regular way on each of the NYSE. Broker may sell Common Shares on the NYSE, the Toronto Stock Exchange or otherwise in compliance with Rule 144. Broker shall not appoint any other broker-dealer to effect any sales on its behalf during the period Broker makes sales pursuant to this Instruction and the Rule 144 Letter. All sales by Broker on behalf of Client shall be made (i) in accordance with the requirements of Rule 144 and (ii) at the prevailing market price of the Common Shares at the time any such Common Shares are sold. Client understands that Broker may effect sales under this Instruction jointly with orders for other sellers of Common Shares and that the average price for executions resulting from bunched orders will be assigned to Client’s account. Broker shall convert any proceeds received in Canadian Dollars from any sale pursuant to this Instruction into U.S. Dollars prior to delivering such funds to Client. Client agrees to pay Broker a commission of one cent ($0.01) per Common Share sold pursuant to this Instruction.

2.                  This Instruction is effective as of the date of its execution herein, and shall remain in effect unless and until terminated by either Broker or Client in accordance with Section 6 herein.

3.                  Client and Broker agree to comply with the provisions of the Rule 144 Letter in connection with any sale of Common Shares pursuant to this Instruction. Client and Broker further agree that each Form 144 filed by Broker pursuant to the Rule 144 Letter in connection with the sales made pursuant to this Instruction shall specify that such sales are being effected in accordance with a sales plan intended to comply with Rule 10b5-1 under the Exchange Act.

4.                  Client understands that Broker may not be able to effect a sale due to a market disruption or a legal, regulatory or contractual restriction or internal policy applicable to Broker (each a “Broker Restriction”). If any sale cannot be executed as required herein due to a Broker Restriction or any other event, Broker agrees to effect such sales in accordance with the instructions on Exhibit A attached hereto.

5.                  It is the intent of the parties that this Instruction comply with the requirements of Rule 10b5-l(c) and the Canadian Automatic Plan Provisions, and this Instruction shall be interpreted in all instances to comply with the requirements of Rule 10b5-l(c) and the Canadian Automatic Plan Provisions. For greater certainty, Broker shall not be permitted to consult with Client, and Client shall not be permitted to consult with Broker, regarding any sales made pursuant to this Instruction, and Client cannot disclose to Broker any information concerning Cenovus, or make any other statement, that might influence the manner of the execution of this Instruction by Broker. Client will not, while this Instruction remains in effect, have any power or authority to alter or deviate from the terms of this Instruction (other than any termination or amendment of this Instruction as permitted pursuant to Section 6 below), and it has not entered into, and will not enter into or alter, any corresponding or hedging transaction or position with respect to the Common Shares (including with respect to any securities convertible into or exchangeable for the Common Shares).

6.                  Unless terminated earlier as provided in this Section 6, this Instruction shall terminate at the close of business on the last day of the Trading Period (as defined in Exhibit A attached hereto) (the “Termination Date”). Either party may terminate this Instruction at any time prior to the Termination Date upon written notice to the counterparty, except that Client shall not terminate this Instruction, or alter or seek to deviate from it, if doing so will cause Client or the Program to fall outside Rule 10b5-1(c). Client may only amend this Instruction upon written notice to Broker at a time when Client certifies to Broker that it is not then in possession of any material non-public information (within the meaning of Rule 10b5-1(c)), or any “material fact” or “material change” (within the meaning of applicable Canadian securities laws) about Cenovus or the Common Shares (collectively, “MNPI”), provided that any amendment of this Instruction made by the Client pursuant to this Section 6 shall only become effective on the fifth (5th) trading day following the delivery by the Client of written notice of such amendment and the certification regarding the absence of MNPI referred to above, and provided further that any such amendment shall be in good faith, shall not be made as part of any plan or scheme to evade the requirements of Rule 10b5-1(c) or the Canadian Automatic Plan Provisions, and shall not affect any pre-termination sales of Common Shares by Broker hereunder.

7.                  Client represents and warrants that, at the time of the execution of this Instruction by Client, it is not aware of any MNPI that would cause any of the sales to be made pursuant to this Instruction to fall outside Rule 10b5-l(c) or the Canadian Automatic Plan Provisions, or otherwise to violate the insider trading prohibitions imposed under applicable United States or Canadian securities laws, and that Client is entering into this Instruction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act, the Canadian Automatic Plan Provisions, or any other insider trading prohibitions imposed under applicable United States or Canadian securities laws. Client also confirms to Broker that Client has made, or will promptly make, public disclosure of its entry into of this Instruction by way of the issuance of a news release.

8.                  Client has consulted with Client’s own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon Broker or any person affiliated with Broker in connection with, Client's adoption and implementation of this Instruction. Client understands and agrees that Broker makes no representation, warranty or covenant concerning the validity of this Instruction under Rule 10b5-1(c) of the Canadian Automatic Plan Provisions. Client accepts full responsibility for the compliance of this Instruction and any actions taken pursuant thereto with Rule l0b5-l(c) and the Canadian Automatic Plan Provisions.

9.                  Broker acknowledges that all sales of Common Shares in accordance with this Instruction may be subject to the insider reporting provisions and early warning reporting requirements of applicable Canadian securities laws, including the requirement that Client issue a press release to report dispositions of Common Shares exceeding a certain threshold amount by no later than the commencement of trading on the first trading day following the disposition triggering such requirement. Client acknowledges that Client, and not Broker, shall be responsible for compliance with such reporting requirements. However, in order to permit timely compliance by Client with such reporting requirements, Broker shall, by no later than 5:30 p.m. ET on each day that any sales of any Common Shares are made by Broker pursuant to this Instruction, provide Client with a report detailing the number of Common Shares sold on that day and the average sale price per Common Share.

10.              This Instruction shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflict of laws principles which would result in the application of the laws of any other jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have signed this Instruction as of the date first written above.

ConocoPhillips Company

By:
Name:
Title:

[_______]

By:
Name:
Title:

[Signature Page to Cenovus Common Share Sale Instruction]

EXHIBIT A

Sale Instruction from ConocoPhillips Company to Broker

Sales may only be made during the period beginning at the open of business on [_____] and ending at the close of business on the last scheduled trading day on the NYSE immediately prior to [____] (the “Trading Period”).

A total of [____] Common Shares are to be sold each day during the Trading Period (the “Market Sale”) [_______]. All sales shall be made in accordance with Rule 144, including, without limitation, the volume limitations applicable to affiliates specified under Rule 144 during any period with Client may be deemed to be an affiliate of Cenovus or when client is otherwise subject to such limitations.

In the event that no sales occur on any given trading day during the Trading Period, no increase in the Market Sale for the remaining days in the Trading Period will occur.

[___], 202[1]

[_____]

[_____]

Subject:              Sale of Common Shares issued by Cenovus Energy Inc.

Ladies and Gentlemen:

This letter agreement (the “Agreement”) will authorize [______] (“Broker”) to sell for ConocoPhillips Company (“Client”) the common shares, no par value (“Common Shares”), of Cenovus Energy Inc. (“Cenovus”) beneficially owned by Client pursuant to the following instructions.

1.                  Common Shares may be sold up to the quantity and sale price levels, and on such days, as specified by written instructions (including by email) from any of the representatives of Client identified on Schedule A to this Agreement, as such schedule may be amended by Client from time to time.

2.                  Unless otherwise instructed, Broker will sell Common Shares on behalf of Client only in accordance with the requirements of Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended, including the volume limitations and manner of sale limitations contained in Rule 144. Broker shall apply the volume limitations contained in Rule 144 as if the sales made pursuant to this Agreement were the only sales by Client or any person with which Client would be required to aggregate sales of Common Shares pursuant to Rule 144.

3.                  Client represents that the Common Shares to be sold pursuant to this Agreement are “restricted securities” and that Client may be deemed to be an “affiliate” of Cenovus, as those terms are defined in Rule 144. Client shall not take, and shall not cause any person with which it would be required to aggregate sales of Common Shares pursuant to Rule 144 to take, any action that would cause any sales pursuant to this Agreement not to comply with Rule 144. Broker will complete and file on Client’s behalf any Form 144 (which have been pre-signed by Client) as are necessary to effect sales pursuant to this Agreement. Client understands and agrees that, unless otherwise agreed or instructed, Broker will generally make one Form 144 filing as necessary at the beginning of each three-month period commencing prior to the first sale to be effected prior to this Instruction; provided that Broker may file Forms 144 more or less frequently as may be appropriate under the circumstances. Client agrees to provide Broker with such information as is reasonably necessary for Broker to accurately and timely complete the Forms 144 as contemplated by this Agreement.

4.                  Unless sales pursuant to this Agreement are to be conducted in compliance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), notification as to periods when no market sales may be made will be communicated by Client directly to Broker.

5.                  Client represents that sales of Common Shares by Broker pursuant to this Agreement will not violate or contravene any legal, regulatory or contractual restriction applicable to Client or the Common Shares and that such sales have been authorized by all necessary corporate action. Client represents that it is entering into this Agreement in good faith and not (i) as part of a plan or scheme to evade the prohibitions of any applicable federal or state law or (ii) to manipulate the price of the Common Shares (or any security convertible into or exchangeable or exercisable for Common Shares). Client represents that within the ninety (90) calendar days preceding the date of this Agreement, Client has not solicited any other entity with respect to the sales of Common Shares.

6.                  Sale information, including specific information concerning the number of Common Shares sold and the specific price at which each such sale occurred, will be provided to Client daily by email, and trade confirmation will be sent by email the following day.

7.                  Delivery of the proceeds of any sales, net of any applicable commission, made pursuant to this Agreement will be made to Client’s brokerage account on a standard settlement cycle as specified in Rule 15c6-1 under the Exchange Act against delivery of the Common Shares to be sold for such transaction.

8.                  Client agrees to pay Broker a commission of one cent ($0.01) per Common Share sold pursuant to this Agreement.

9.                  This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any conflicts of laws principles thereof.

This Agreement sets forth the full and complete agreement of Client and Broker with respect to its subject matter and supersedes and cancels all prior communications, understandings and agreements between Client and Broker, whether written or oral, expressed or implied, with respect thereto, other than the Stock Sale Instruction executed between Client and Broker on the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the date first written above.

ConocoPhillips Company

By:
Name:
Title:

[_______]

By:
Name:
Title:

[Signature Page to Rule 144 Letter Agreement]

SCHEDULE A

As of [____], 202[1]

In connection with the Agreement between Client and Broker, Client has authorized the following persons to issue instructions to Broker for the sale of Common Shares by Client, and Broker is entitled to rely on any written instructions issued by such persons. This Schedule A is in effect until amended or replaced in writing by Client.

1. Name:	Title:
Phone:

2. Name:	Title:
Phone:

3. Name:	Title:
Phone: